Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ENSIGHT ENERGY PARTNERS, LP;
ENSIGHT LAUREL PRODUCTION, LLC;
FAIRFIELD MIDSTREAM SERVICES, LLC; AND
ENSIGHT ENERGY MANAGEMENT, LLC

(AS SELLER)

AND

COMSTOCK OIL & GAS, LP

(AS BUYER)

DATED MARCH 24, 2005

TABLE OF CONTENTS

1. Sale and Purchase of Assets	1
1.1 Assets to be Sold	1
1.2 Exclusions and Reservations	3
1.3 Conveyancing Instruments	4
1.4 Suspended Proceeds	4

2. Purchase Price and Effective Time	4
2.1 Purchase Price	4
2.2 Transfer of Deposit, Indemnity Amount and Adjusted Purchase Price	5
2.3 Allocation of Purchase Price	5
2.4 Adjustments to Purchase Price	6
2.5 Effective Time of Sale	7

3. Allocation of Revenues and Costs; Indemnification	7
3.1 Allocation of Revenues	7
3.2 Allocation of Costs; Payment of Invoices	7
3.3 Certain Indemnities	8

4. Taxes and Payables	12
4.1 Payment of Taxes	12

5. Representations, Warranties, Acknowledgments, Disclaimers and Waivers	13
5.1 Seller’s Representations and Warranties	13
5.2 Buyer’s Representations and Warranties	15
5.3 Representations and Warranties Exclusive	17
5.4 Disclaimers, Waivers and Acknowledgments	17

6. Title Matters	18
6.1 Examination Period	18
6.2 Title Defects	18
6.3 Permitted Encumbrances	19
6.4 Notice of Title Defects; Title Defect Valuation	20
6.5 Remedies for Title Defects	21
6.6 Title Benefits	22
6.7 Limitation of Remedies for Title Defects; Title Benefits	23
6.8 Termination	23

7. Environmental Matters	23
7.1 Environmental Review	23
7.2 Environmental Definitions	25
7.3 Notice of Environmental Defects	25
7.4 Remedies for Environmental Defects	26
7.5 Limitation of Remedies for Environmental Defects	27
7.6 Termination	27
7.7 Post-Closing Environmental Indemnification by Buyer	27
7.8 Condition of the Assets and Specific Buyer Indemnification with respect to NORM and other Hazardous Substances	28
7.9 Waiver	28

8. Independent Experts	28
8.1 Selection of Independent Experts	28
8.2 Procedures	29
8.3 Location of Proceeding	29

9. Additional Covenants and Pre-Closing Actions	29
9.1 Operations Prior to Closing	29
9.2 Preferential Rights to Purchase	30
9.3 Successor Operator	30
9.4 Antitrust Laws	31
9.5 Access to Records	31

10. Closing, Termination and Final Adjustments	31
10.1 Conditions Precedent	31
10.2 Closing	32
10.3 Termination	34
10.4 Final Adjustments	34
10.5 Escrow Account	35

11. Disputes	35
11.1 Arbitration	35

12. Miscellaneous	36
12.1 Oil, Gas and End Product Imbalances	36
12.2 Insurance	37
12.3 Casualty Loss of Assets	37
12.4 Records	38
12.5 Publicity	38
12.6 Assignment	38
12.7 Entire Agreement	38
12.8 Notices	38
12.9 Governing Law	39
12.10 Confidentiality	39
12.11 Survival of Certain Obligations	39
12.12 Further Cooperation	39
12.13 Counterparts	40
12.14 Exhibits and Schedules	40
12.15 Severability	40
12.16 Expenses, Post-Closing Consents and Recording	40
12.17 Removal of Signs and Markers	40
12.18 CONSPICUOUSNESS/EXPRESS NEGLIGENCE	40
12.19 Waiver of Certain Damages; Limitation on Seller’s Indemnity	41
12.20 Limited Participation of EnSight Energy Management, LLC	41

Page ii

LIST OF EXHIBITS

Exhibit “A”	–	Lease and Well Descriptions
Exhibit “B”	–	Surface Interests
Exhibit “C”	–	Form of Assignment
Exhibit “D”	–	Form of Escrow Agreement

LIST OF SCHEDULES

Schedule 1.1(a)(vi)	–	Contracts
Schedule 1.2(j)	–	Excluded Assets
Schedule 1.4	–	Suspended Proceeds
Schedule 2.3	–	Allocated Values
Schedule 5.1(e)	–	Suits and Claims
Schedule 5.1(g)	–	Compliance with Laws
Schedule 5.1(h)	–	Permits
Schedule 5.1(k)	–	Preferential Rights and Required Consents
Schedule 5.1(n)	–	Capital Expenditure Commitments
Schedule 12.1	–	Gas Imbalances

Page iii

TABLE OF DEFINED TERMS

Adjusted Purchase Price	4
Aggregate Indemnification Threshold	9
Agreement	1
Allocated Value	5
Asset	2
Assets	2
Assignment	4
Business Day	7
Buyer Parties	8
Buyer’s Environmental Review	23
Casualty Loss	37
Claim Notice	9
Claims	8
Closing	32
Closing Date	32
Closing Period Termination Date	9
Closing Statement	7
Consents	15
Contracts	2
Costs and fees	36
Deposit	4
Deposit Disbursement Amount	5
Effective Time	7
Environmental Defect	25
Environmental Defect Notice	25
Environmental Defect Value	25
Environmental Information	24
Environmental Laws	25
Escrow Account	4
Escrow Agent	4
Escrow Agreement	4
Escrow Reconciliation Statement	35
Examination Period	18
Excluded Assets	3
Final Settlement Statement	35
Governmental Authority	25
HSR	31
Hydrocarbons	2
Imbalance	37
Indemnified Party	9
Independent Expert	28
Leases	1
Marketable Title	18
NORM	25
Permitted Encumbrances	19
Personal Property	2
Purchase Price	4
Records	2
Representatives	39
Sale Hydrocarbons	2
Seller	1
Seller Parties	9
Seller Policies	37
Stock Hydrocarbons	2
Surface Interests	1
Suspended Proceeds	4
Title Benefit	22
Title Benefit Value	22
Title Defect	18
Title Defect Notice	20
Title Defect Value	20
Units	1
Wells	1

Page iv

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated March 24, 2005, is by and between EnSight Energy Partners, LP, a Delaware limited partnership, whose address is 333 Texas Street, Suite 1175, Shreveport, Louisiana 71101; EnSight Laurel Production, LLC, a Delaware limited liability company, whose address is 333 Texas Street, Suite 1175, Shreveport, Louisiana 71101; Fairfield Midstream Services, LLC, a Delaware limited liability company, whose address is 333 Texas Street, Suite 1175, Shreveport, Louisiana 71101; and for the limited purposes as provided herein, EnSight Energy Management, LLC, a Delaware limited liability company, whose address is 333 Texas Street, Suite 1175, Shreveport, Louisiana 71101 (collectively sometimes referred to as “Seller”); and Comstock Oil & Gas, LP, a Nevada limited partnership, whose address is 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034 (“Buyer”).

W I T N E S S E T H:

     That Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms set forth in this Agreement those certain oil and gas interests and associated assets described herein. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF ASSETS

1.1	Assets to be Sold

(a)	Seller shall sell, transfer and assign, and Buyer shall purchase, pay for and receive, all of Seller’s right, title and interest in and to the following, save and except the Excluded Assets:

(i)	the oil and gas leases, oil, gas and mineral leases, fee mineral interests, royalty interests, non-working and carried interests, operating rights and other interests in land described or referred to in Exhibit “A” (collectively, the “Leases”), together with all oil and gas pooling and unitization agreements, declarations, designations and orders relating to the Leases (such pooled or unitized areas being, collectively, the “Units”);

(ii)	any and all oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores, whether abandoned, not abandoned, plugged or unplugged, located on the Leases or within the Units (collectively, the “Wells”), including, without limitation, those Wells identified on Exhibit “A”;

(iii)	all easements, rights-of-way, servitudes, surface and subsurface lease agreements, surface use agreements and other rights or agreements related to the use of the surface and subsurface, in each case to the extent used in connection with the operation of the Leases, Wells and Units, including without limitation those rights and interests described or referred to in Exhibit “B” (the “Surface Interests”);

(iv)	all structures, facilities, wellheads, tanks, pumps, compressors, separators, equipment, machinery, fixtures, flowlines, gathering lines, materials, improvements, SCADA hardware and software and any other personal property located on and currently used in the operation of the Leases, Units or Wells (collectively, the “Personal Property”);

(v)	all natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (the “Hydrocarbons”), produced and saved from, or allocable to, the Leases and Wells from and after the Effective Time (the “Sale Hydrocarbons”);

(vi)	to the extent transferable, all licenses, permits, contracts, pooling, unitization and communitization agreements, operating agreements, processing agreements, farm-in and farm-out agreements, rental agreements, equipment lease agreements and all other agreements of any kind or nature, whether recorded or unrecorded, including, without limitation, those agreements identified in Schedule 1.1(a)(vi), BUT INSOFAR AND ONLY INSOFAR as the foregoing directly relate to or are attributable to the Leases, Units, Wells, Surface Interests or Personal Property, the ownership or operation thereof, or the production, treatment, sale, transportation, gathering, storage, sale or disposal of Sale Hydrocarbons, water or other substances produced therefrom or associated therewith (the “Contracts”);

(vii)	original records in the possession of Seller and directly relating to the Leases, Surface Interests, Wells, Sale Hydrocarbons, Contracts, and Personal Property and copies of all accounting records in the possession of Seller and directly relating to the Leases, Surface Interests, Wells and Sale Hydrocarbons for the immediately preceding three calendar years and for the period from January 1, 2005 through the Effective Time (the “Records”) and;

(viii)	all Imbalances as of the Effective Time, and all Hydrocarbons produced prior to the Effective Time from the Leases, Units and Wells, but in storage or upstream of the applicable sales meter at the Effective Time (the “Stock Hydrocarbons”).

All such Leases, Wells, Surface Interests, Personal Property, Sale Hydrocarbons, Contracts, Records and other assets described above are hereinafter collectively referred to as the “Assets” or, when used individually, an “Asset.”

(b)	Transfer of Assets. The risk of loss and transfer of possession and control of the Assets shall occur and be made at Closing (as hereinafter defined in Section 10.2), but transfer of ownership and title to the Assets shall be made effective as of the Effective Time.

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1.2	Exclusions and Reservations. Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”:

(a)	Seller’s corporate, financial and tax records, proprietary data, reserve estimates and reports, economic analyses, computer programs and applications, pricing forecasts, legal files and legal opinions (except abstracts of title, title opinions, certificates of title, or title curative documents, which are not protected under privilege), attorney-client communications, and attorney work product, and all other records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access or transfer;

(b)	All of Seller’s intellectual property rights, patents, trade secrets, copyrights, names, marks, logos, proprietary software and derivatives therefrom, geophysical data, data licensing agreements and seismic licenses between Seller and third parties, if any, and any and all geologic/geophysical interpretations and proprietary or licensed raw or processed geophysical data (including magnetic tapes, field notes, seismic lines, analyses and similar data or information) and interpretations therefrom, except to the extent that any such information is specifically licensed to Buyer pursuant to a separate license agreement;

(c)	Subject to the provisions of Section 12.2, all rights and claims arising, occurring, or existing in favor of Seller prior to the Effective Time, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal or corporate injury, property damages, royalty and other rights and claims of any nature in favor of Seller relating to any time period prior to the Effective Time;

(d)	All of Seller’s insurance contracts and rights, titles, claims and interests of Seller related to the Assets for all periods prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit or other security device, or (iii) to any insurance or condemnation proceeds or awards, together with all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets for all periods prior to the Effective Time;

(e)	Claims of Seller for any refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Time, and (ii) income, occupational or franchise taxes;

(f)	All monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the ownership or operation thereof prior to the Effective Time, including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties;

(g)	All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or

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plaintiff or holds beneficial rights or interests, to the extent related to periods prior to the Effective Time;

(h)	All telecommunication and communications equipment and services, WARS control stations and computers, but excluding SCADA hardware and software;

(i)	All vehicles and rolling stock; and

(j)	Any other assets identified as excluded or retained on any of the Exhibits attached to this Agreement, including, without limitation, those described on Schedule 1.2(j).

1.3	Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer at Closing pursuant to Section 1.1(a) shall be conveyed “AS IS, WHERE IS”, without warranty of title except, as to the Leases and Wells, against claims arising by, through or under Seller, but not otherwise, and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1.1(a) shall be transferred pursuant to an Assignment and Bill of Sale in substantially the form of Exhibit “C” (the “Assignment”) and such other necessary instruments as specified in Section 10.2.

1.4	Suspended Proceeds. Seller shall transfer and pay to Buyer (through a Purchase Price adjustment made at Closing), and Buyer agrees to accept from Seller for the benefit of Seller and the party or parties entitled to receive payment thereof, all monies representing the value or proceeds of production removed or sold from the Assets and held by Seller at the time of the Closing for accounts from which payment has been suspended, such monies being hereinafter called “Suspended Proceeds”, which amounts are set forth on Schedule 1.4. Buyer shall be solely responsible for the proper distribution of such Suspended Proceeds to the party or parties which or who are entitled to receive payment of the same, and hereby agrees to indemnify, defend and hold Seller harmless from any Claims therefor, up to the amount of the Suspended Proceeds.

2.	PURCHASE PRICE AND EFFECTIVE TIME

2.1	Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller One Hundred Ninety-two Million Five Hundred Thousand and No/100 Dollars ($192,500,000.00) (the “Purchase Price”), adjusted as set forth below. The Purchase Price as adjusted in accordance with Section 2.4 shall be referred to as the “Adjusted Purchase Price.”

(a)	A performance deposit in the amount of Nine Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($9,625,000.00) (the “Deposit”) shall be paid upon execution of this Agreement by Buyer to JP Morgan Chase, N.A. (the “Escrow Agent”) for deposit into an interest bearing escrow account (the “Escrow Account”) to be governed by an agreement substantially in the form of the agreement attached hereto as Exhibit “D” (the “Escrow Agreement”), such Escrow Agreement to be executed by Buyer, Seller and the Escrow Agent on the date hereof. The Deposit, together with interest earned on the Deposit, while held in the Escrow Account, will be credited to

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the Purchase Price at Closing and is not refundable except as provided in this Agreement. The interest earned on the Deposit shall become part of the Deposit and shall be paid to the party entitled to the Deposit in accordance with the terms hereof.

(b)	The Adjusted Purchase Price shall be paid at Closing as provided herein. At Closing Buyer will direct the Escrow Agent in writing to transfer to Seller out of the Escrow Account such amount (the “Deposit Disbursement Amount”) as will cause the remaining balance of the Escrow Account, determined without regard to amounts to be paid to the Escrow Agent pursuant to the provisions of Section 6 or Section 7, to be equal to Seven Million and No/100 Dollars ($7,000,000.00) (the “Indemnity Amount”). The interest earned on the Indemnity Amount shall be paid to Seller in accordance with the terms of the Escrow Agreement. Buyer will pay the Adjusted Purchase Price less the amount paid to the Escrow Agent as provided in this Agreement, if any, to Seller as provided herein (receiving credit for the Deposit Disbursement Amount payable to Seller as provided hereinabove).

2.2	Transfer of Deposit, Indemnity Amount and Adjusted Purchase PricePlease do not type any text in this area.. The Deposit, the Indemnity Amount and the balance of the Adjusted Purchase Price shall be paid by Buyer on the dates provided in Section 2.1 by wire transfer, in immediately available funds, to the accounts below or as otherwise directed in writing by Seller in the Closing Statement:

Deposit and Indemnity Amount, if any

Receiving Bank:	JP Morgan Chase, N.A.
ABA #:	113000609
BNF:	Conventional Trust Clearing Account
Account #:	00103409257
FFC:	EnSight/Comstock Escrow
Account #: 10221605.1
Attn:	Ruth Chipongian
x 66467

Deposit Disbursement Amount and Balance of
Adjusted Purchase Price

Receiving Bank:	JP Morgan Chase, N.A.
ABA #:	0065400137
BNF:	EnSight Energy Partners, LP
Account #:	634269450
Attn:	Belinda Moentmann
(318)226-2445

2.3	Allocation of Purchase Price. Buyer has submitted to Seller and Seller has reviewed and accepted an allocation of the Purchase Price to individual Assets (each an “Allocated Value”) as set forth in Schedule 2.3. Buyer represents and warrants to Seller that it has made reasonable allocations, in good faith, and that Seller may rely on the allocations for all purposes, including, without limitation, (a)

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to notify holders of preferential rights of Buyer’s offer, (b) as a basis for adjustments to the Purchase Price for defect and casualty loss adjustments and (c) as otherwise provided in this Agreement.

2.4	Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted (without duplication) in accordance with this Section 2.4.

(a)	The Purchase Price shall be increased by the following amounts:

(i)	the amount of all costs, expenses and charges relating to the Assets, or the ownership, use or operation of the Assets, which are paid by or on behalf of Seller and are attributable to the period of time from and after the Effective Time, including, without limitation, (a) all operating costs and expenses, capital expenditures (provided, that if Section 9.1 is applicable, such expenditure has been approved by Buyer) and prepaid expenses attributable to the Assets, including, without limitation, all bonus payments, royalty disbursements, delay rental payments, shut-in payments and other similar costs, excise, severance and production tax payments, and any other tax payments based upon or measured by the production of Sale Hydrocarbons or the proceeds of sale therefrom, (b) expenses paid by Seller to any third party under applicable joint operating agreements or other contracts or agreements included in or bearing upon the Assets, and (c) all drilling, completion, reworking, deepening, side-tracking, plugging and abandoning, geological, geophysical and land related costs and expenses;

(ii)	an amount equal to the value of all Stock Hydrocarbons (it being understood that such value shall be calculated based on (i) the prices actually received from the sale of the Stock Hydrocarbons, if they are sold prior to the Final Settlement Date, or (ii) the average price received for all oil and other liquid hydrocarbons sales applicable to the Assets in the month next succeeding the Effective Date, less transportation, applicable taxes and royalty payments);

(iii)	the amount, if any, due for Title Benefits as provided in Section 6; and

(iv)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)	an amount equal to the net proceeds (the price at which the Hydrocarbons are sold after the Effective Time, less transportation, quality adjustment, if any, applicable taxes and royalty payments) received by Seller from the sale of Sale Hydrocarbons and Stock Hydrocarbons;

(ii)	reductions due to Title Defects as provided in Section 6;

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(iii)	reductions due to Environmental Defects as provided in Section 7;

(iv)	reductions due to the exercise of Preferential Rights as provided for in Section 9.2;

(v)	reductions due to Casualty Loss as provided in Section 12.3;

(vi)	Seller’s pro rata share of taxes as determined pursuant to Section 4.1;

(vii)	the amount of Suspended Proceeds, if any; and

(viii)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(c)	Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than two (2) Business Days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement, it being understood and agreed that the Closing Statement shall contain reasonable estimates, if actual amounts are not known at the time, and actual costs and revenues, if known. As used herein, the term “Business Day” means any day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Louisiana or the State of New York are authorized or obligated to close under the Laws of such states.

2.5	Effective Time of Sale. The effective time of the sale of the Assets shall be as of 7:00 a.m., local time where the Assets are located, on April 1, 2005 (the “Effective Time”).

3.	ALLOCATION OF REVENUES AND COSTS; INDEMNIFICATION

3.1	Allocation of Revenues. Seller shall own and receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Time (excluding Stock Hydrocarbons), and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets relating to all periods before the Effective Time (other than Imbalances). Buyer shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the sale of Sale Hydrocarbons and Stock Hydrocarbons and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which relate to all periods after the Effective Time (including Imbalances).

3.2	Allocation of Costs; Payment of InvoicesPlease do not type any text in this area.. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period prior to the Effective Time. Similarly, after the Closing Buyer shall be responsible

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for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Time.

3.3	Certain Indemnities

(a)	Definition of Claims. The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs and expenses (including without limitation costs and expenses of owning and operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on theories, contract, tort, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or other legal theory), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss of or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or in equity.

(b)	Seller’s Indemnity. Subject to Section 1.4 and the further provisions hereof, Seller shall defend, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties, together with Buyer, are hereinafter collectively referred to as the “Buyer Parties”) harmless from and against any and all Claims arising from, out of or in connection with, or otherwise relating to: (a) to the extent attributable to periods prior to the Effective Time, (i) the payment, underpayment or nonpayment of royalties by Seller on production from or attributable to Seller’s interest in the Leases, Units and Wells, or the proper accounting or payment to parties for their interests therein, (ii) the payment, underpayment or nonpayment by Seller of property, ad valorem or severance taxes relating to the Assets, and (iii) the ownership or operation of the Assets; (b) any inaccuracy of any representation or warranty of Seller set forth in this Agreement (and for the purposes of this Section 3.3(b)(b), any materiality qualifier contained in the representations and warranties set forth in Section 5.1 shall be interpreted to include any claim or item reasonably valued at more than Twenty-Five Thousand and No/100 Dollars ($25,000.00)); (c) Seller’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; and (d) any Environmental Defect, as defined in Section 7.2, attributable to the Assets and the periods prior to the Effective Date.

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Seller shall not be liable to the Buyer Parties under this Section 3.3(b) with respect to any Claim unless (i) the amount of the Claim resulting from any separate fact, condition or event that constitutes a Claim is in excess of $25,000 (the “Individual Indemnification Threshold”) and (ii) the aggregate amount of all Claims meeting the Individual Indemnification Threshold is in excess of One Million and No/100 Dollars $1,000,000 (the “Aggregate Indemnification Threshold”). Once the Aggregate Indemnification Threshold has been met, Seller shall then only be liable for those Claims exceeding the Aggregate Indemnification Threshold, excluding such Claims as were aggregated to reach the Aggregate Indemnification Threshold.

Notwithstanding anything herein to the contrary, the cumulative obligation of Seller to Buyer Parties under this Section 3.3(b) will be limited to the Indemnity Amount and will be payable solely from the Escrow Account. Seller’s obligation to indemnify the Buyer Parties pursuant to this Section 3.3(b) will expire with respect to any Claim for which a Buyer Party has not provided notice to Seller as provided in Section 3.3(d) on or prior to 5:00 p.m., Shreveport, Louisiana time, on the day that is one (1) year following the Closing Date (the “Closing Period Termination Date”). The foregoing will not limit the rights of Buyer Parties to proceed against the Seller as provided herein after the Closing Period Termination Date with respect to Claims for which a Buyer Party has provided notice to Seller as provided in Section 3.3(d).

(c)	Buyer’s General Indemnification. Subject to Section 3.3(b), Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their partners, members, managers, directors, officers, employees, contractors and representatives (which additional parties, together with Seller, are hereinafter collectively referred to as the “Seller Parties”) harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to: (a) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement; (b) Buyer’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; and (c) the Assets, including, without limitation, the ownership or operation thereof and performance thereunder, without regard under this clause (c) to whether such Claims accrue or are attributable to periods prior or subsequent to the Effective Time, or the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), strict liability, liability without fault, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party.

(d)	Claims Procedures. Promptly upon a party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, whether under this Section 3.3, Section 7.7, or the other provisions hereof, such party (an “Indemnified Party”) shall notify the other party in writing of the existence and nature of such Claim, the identity of any third party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”). The Indemnified Party shall be responsible for the defense of any Claim unless the Indemnifying Party,

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upon reasonable notice, requests that the defense of a Claim be tendered to the Indemnifying Party. If:

(i)	the defense of a Claim is so tendered and within fifteen (15) Business Days thereafter such tender is accepted by the Indemnifying Party; or

(ii)	within fifteen (15) Business Days after the date on which the Claim Notice has been given pursuant to this Section 3.3(d), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 3.3 and assume the defense of the Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim. The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Claim if it shall fail to diligently contest and defend the Claim. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided that, if the Indemnifying Party is the Seller, such expenses in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) in the aggregate shall upon the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed, be paid or reimbursed to the Indemnified Party solely out of the Indemnity Amount held in the Escrow Account, and the Seller will have no obligation hereunder in excess of such amount. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongdoing to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or Proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 3.3 shall relieve it of such obligations to the extent they exist. If the Indemnifying Party fails to accept a tender of, or

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assume, the defense of a Claim pursuant to this Section 3.3(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that, the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, pursuant to this Section 3.3, the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses; provided that, if the Indemnifying Party is the Seller, such expenses shall be reimbursable to the Indemnified party solely out of the Indemnity Amount held in the Escrow Account, and the Seller will have no obligation hereunder in excess of such amount.

(e)	Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all parties relating to the matter for which indemnification has been made and the Indemnified Party agrees to fully cooperate with the Indemnifying Party in exercising such subrogation rights.

(f)	Insured Losses; Recoveries from Third Parties.

(i)	The amount of any damages for which indemnification is provided under this Section 3.3, Section 7.7, or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such damages. If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated third party with respect to damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Section 3.3, Section 7.7, or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment. The obligation created by this Section 3.3(f), Section 7.7, or the other provisions hereof is an obligation to make repayment in the event of a recovery from a third party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 3.3, Section 7.7, or the other provisions hereof.

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(ii)	In the event that any amount of indemnification by the Seller under this Section 3.3, Section 7.7, or the other provisions hereof is paid out of the Escrow Account, and any portion of such amount is subsequently recovered by the Seller or any of their affiliates, successors or assigns from a third party prior to the Claim Period Termination Date, the Seller shall immediately deposit the full amount of such recovery into the Escrow Account, and the deposited amount shall be escrow assets available for satisfaction of prior unsatisfied or partially satisfied claims or future claims against the Escrow Account by the Buyer in accordance with this Section 3.3, Section 7.7, or the other provisions hereof and the terms of the Escrow Agreement; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payments.

(g)	Characterization of Indemnification Payments. Buyer and Seller agree to treat any payment made under this Section 3.3, Section 7.7, or the other provisions hereof as an adjustment to the Purchase Price. Any indemnification hereunder will be determined on an after-tax basis (taking into account any actual tax benefits or detriments realized with respect to the damages for which the payment under this Section 3.3, Section 7.7, or the other provisions hereof is being made).

4.	TAXES AND PAYABLES

4.1	Payment of Taxes. All real estate, use, occupation, ad valorem and personal property taxes and charges upon any of the Assets shall be prorated as of the Effective Time; provided that Buyer shall pay all such taxes attributable to the calendar year in which the Closing Date occurs to the extent due and payable after Closing, and at Closing the Purchase Price will be decreased by Seller’s pro rata share of such items for the period prior to the Effective Date. If the actual amount of such items is not known as of the Closing Date and the final reconciliation of the Final Settlement Statement under Section 10.4, then Seller’s pro rata share of such items will be determined by using the rates and millages for the most recent year available and the assessed values for the calendar year immediately preceding the calendar year in which the Closing Date occurs, with appropriate adjustments for any known changes thereto. In no event shall the Final Settlement Statement be delayed pending determination of the proration of taxes pursuant to this Section 4.1.

Seller shall be responsible for all oil and gas production taxes, windfall profits taxes, and any other similar taxes applicable to Hydrocarbons produced and saved from or attributable to its interest in the Leases, Wells and Units prior to the Effective Time, and Buyer shall be responsible for all such taxes applicable to all Hydrocarbons produced and saved from or attributable to the Leases, Wells and Units from and after the Effective Time.

Both parties believe that the sale of the Assets is an occasional sale exempt from sales or use taxes. If any such taxes are assessed against the transaction, both parties will cooperate and use their commercially reasonable efforts (at no cost to

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Seller) to attempt to eliminate or reduce such taxes. If unsuccessful, Buyer shall be responsible for any such taxes. In that event, Buyer shall pay Seller any such state and local sales or use taxes, and Seller shall remit such amount to the appropriate taxing authority in accordance with applicable law. Buyer shall hold harmless and shall indemnify the Seller Parties for any sales or use taxes, and all Claims related thereto, assessed against Seller by any taxing authority in respect of this sale, including the amounts of any penalties, interest and attorney’s fee. Any reasonable legal expenses incurred by Seller to reduce or avoid any of the aforementioned taxes attributable to Buyer, shall be paid or reimbursed by Buyer.

5.	REPRESENTATIONS, WARRANTIES, ACKNOWLEDGMENTS, DISCLAIMERS AND WAIVERS

5.1	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate. (For purposes hereof, the “Knowledge of Seller” (and any similar expression, including, the expression “Seller’s Knowledge”) shall refer to matters actually known or which would be knowable after reasonable inquiry by George A. Baldwin, Jr. and Gregory K. Madden, authorized representatives of Sellers.)

(a)	Formation. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business as a foreign entity and in good standing in each state in which any of the Assets are located. Seller has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or on or before the Closing Date will be duly authorized by all necessary action on behalf of Seller. Seller is not now or on or before the Closing Date will not be subject to any charter, by-law, lien, encumbrance, agreement, instrument, order, or decree of any court or governmental body (other than any governmental approval required) that would prevent the consummation of the transactions contemplated by this Agreement, and such consummation would not result in a material violation of any such agreement, instrument, order, or decree.

(c)	No Brokers. Seller is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer will have any liability.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the actual and current Knowledge of Seller, threatened against Seller.

(e)	Suits and Claims. Except as set forth in Schedule 5.1(e), Seller has not been served notice of any suit or action by any person, entity or Governmental Authority, and, to Seller’s Knowledge, there is no such suit or action pending in any legal, administrative or arbitration proceeding or

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threatened against Seller or the Assets that would affect Seller’s ability to consummate the transactions contemplated herein or materially affect Seller’s title to or the value of its interests in the Assets.

(f)	Taxes. With respect to Assets operated by Seller, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom, that have become due and payable have been paid in all material respects. With respect to Assets not operated by Seller, to Seller’s Knowledge, all such taxes and assessments that have become due and payable have been paid in all material respects.

(g)	Compliance with Laws. Except as set forth in Schedules 5.1(g) and 5.1(h), with respect to Assets operated by Seller, to Seller’s Knowledge, Seller is in material compliance with all laws, rules, regulations and orders applicable to the Assets. The representation in this Section 5.1(g) does not extend to compliance with Environmental Laws, which is separately addressed in other provisions of this Agreement.

(h)	Permits. Except as set forth in Schedule 5.1(h), with respect to Assets operated by Seller, to Seller’s Knowledge, Seller (a) has obtained all material regulatory or governmental permits, licenses, approvals and consents necessary for the operation of such Asset as currently operated, and (b) is not in material default of its obligations thereunder. Except as set forth in Schedule 5.1(h), Seller has not been served notice of any proceedings challenging or seeking revocation or limitation of any such permits, licenses, approvals and consents, and, to Seller’s Knowledge, no such proceedings are pending or threatened..

(i)	Hedging and Forward Sale Arrangements. Seller has not received any prepayments or buydowns, or entered into any arrangements, such that Buyer will be obligated after the Closing to make material deliveries of gas without receiving full payment therefor.

(j)	Rights to Production. Except with respect to Imbalances or to the extent arising under the Contracts or an agreement constituting a Permitted Encumbrance or executed by Seller pursuant to Section 9, with respect to Assets operated by Seller and, to Seller’s Knowledge with respect to Assets not operated by Seller, no person has any call upon, right to purchase, option to purchase or similar rights with respect to any material portion of the Sale Hydrocarbons from and after the Closing that is not terminable on 60 days or less notice.

(k)	Preferential Rights and Required Consents. To Seller’s Knowledge, Schedule 5.1(k) contains a list of (a) all rights or agreements that may permit any person to purchase or acquire any of the material Assets arising in connection with the transactions contemplated hereby (“Preferential Rights”), and (b) all material required consents, approvals or authorizations of, or notifications to, any person (excluding any of the foregoing consents,

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approvals or authorizations customarily obtained following Closing) arising in connection with the transactions contemplated hereby (the “Consents”).

(l)	Contracts. Schedule 1.1(a)(vi) sets forth for Assets operated by Seller and, to Seller’s Knowledge for Assets not operated by Seller, a list of all contracts and agreements material to the ownership and operation of the Assets as of the execution date hereof (other than the Leases, agreements creating Surface Interests, and oil or gas gathering, marketing, and/or purchase agreements that are terminable on 60 days or less notice). Neither Seller nor, to Seller’s Knowledge, any other party to any such Contract is in material default of its duties and obligations thereunder.

(m)	Surface Interests. Exhibit “B” sets forth as of the execution date hereof a list of all surface interests material to the ownership and operation of the Assets operated by Seller.

(n)	Capital Expenditure Commitments. Schedule 5.1(n) sets forth for Assets operated by Seller and, to Seller’s Knowledge for Assets not operated by Seller, all existing commitments for material capital expenditures with respect to the Assets in which payment is required to be made in full or in part after the Effective Time.

5.2	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

(a)	Formation. Buyer is a limited partnership duly organized, validly existing, and in good standing, under the laws of the State of Nevada and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the power and authority to own property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of Buyer and Buyer is not subject to any charter, by-law, operating agreement, lien, encumbrance, agreement, instrument, order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.

(c)	No Brokers. Buyer is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the actual and current knowledge of Buyer threatened against Buyer or any affiliate of Buyer.

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(e)	Suits and Claims. There is no suit or action by any person, entity or Governmental Authority pending in any legal, administrative or arbitration proceeding or, to Buyer’s knowledge, threatened against Buyer or its affiliates that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(f)	Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties such as the Assets. If Closing occurs, Buyer represents and acknowledges that it has had full access to the Assets, the officers, and employees of Seller, and to the records and files of Seller relating to the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the Assets and (b) the express representations and warranties made by Seller in this Agreement, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering and other professional counsel and advisors concerning this transaction, the Assets and the value thereof.

(g)	Qualification. As of the Closing Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate any Indian, federal or state oil, gas and mineral leases that constitute part of the Assets, including, without limitation, meeting all bonding requirements. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

(h)	Securities Laws. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(i)	Funds. Buyer has arranged or will have arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Adjusted Purchase Price as herein provided.

(j)	Notice of Changes. Promptly upon its discovery or identification of same, but in any event prior to Closing, Buyer shall provide to Seller written notice of any matter it identifies materially affecting any of Seller’s representations or warranties under this Agreement, or rendering any such warranty or representation untrue or inaccurate. Buyer shall be deemed to have waived any Claims arising from or out of any such matter if it fails to notify Seller as herein provided.

(k)	Compliance. From and after Closing, Buyer shall comply with all contracts, agreements, Leases and applicable laws, ordinances, rules and

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regulations, and shall promptly obtain and maintain all permits required by public authorities in connection with the Assets purchased.

5.3	Representations and Warranties Exclusive. All representations and warranties contained in this Agreement are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

5.4	Disclaimers, Waivers and Acknowledgments.

(a)	Disclaimer. EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT AND THE ASSIGNMENT, (i) THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS;” (ii) SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE; and (iii) ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

(b)	Acknowledgment. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions. Buyer is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions including, but not limited to, the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Subject to Section 3.3(b), Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown, and further agrees to defend, indemnify and hold the Seller Parties harmless from and against same, including but not limited to, any Claims arising from, out of or in connection with, or otherwise relating to, Environmental Laws, regardless of the sole, joint, concurrent or

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comparative negligence (but not Seller’s gross negligence or willful misconduct), strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party.

6.	TITLE MATTERS

6.1	Examination Period. Following the execution date of this Agreement until 5:00 p.m. CDT on May 6, 2005 (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, at reasonable times and in Seller’s offices, all non-privileged abstracts of title, title opinions, title files, ownership maps, Lease, Unit, Well and division order files, assignments, operating and accounting records and all Contracts and other agreements pertaining to the Assets, insofar as same may now be in existence and in the possession or control of Seller, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Buyer and/or Seller or such data. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of such information, and Buyer relies and depends on and uses such information exclusively and entirely at its own risk and without recourse to Seller whatsoever. Seller shall not be required to perform any additional title work. No existing abstracts and title opinions will be updated and made current by Seller. If in connection with an alleged Title Defect, Buyer prepares or updates abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination. Buyer specifically agrees that any conclusions made from any examination done or caused to be done by Buyer from Seller furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

6.2	Title Defects. The term “Title Defect” means (a) any lien, burden, encumbrance, irregularity or other defect, excluding Permitted Encumbrances, that causes Seller not to have Marketable Title to a Lease or Well and (b) any default by Seller under a Lease or Contract that would (i) have a material adverse effect on the operation or value of a Lease or any Well (and for purposes hereof, a material adverse effect will be presumed to exist if the potential loss exceeds $25,000), (ii) prevent Seller from receiving the proceeds of production attributable to Seller’s interest therein or (iii) result in the loss or cancellation of Seller’s interest therein. The term “Marketable Title” means such ownership by Seller in the Assets that, subject to and except for the Permitted Encumbrances:

(a)	entitles Seller to receive not less than the percentage set forth in Exhibit “A” as Seller’s Net Revenue Interest (as defined in the Preamble to Exhibits and Schedules attached hereto) of all Hydrocarbons produced, saved and marketed from a Well, without reduction, suspension or termination of such interest throughout the productive life of such Well, except as specifically set forth in such Exhibit;

(b)	obligates Seller to bear not greater than the percentage set forth in Exhibit “A” as Seller’s Working Interest of the costs and expenses relating to the maintenance, development and operation of a Well, all without

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increase throughout the productive life of such Well, except as specifically set forth in such Exhibit; and

(c)	is free and clear of all liens, burdens and encumbrances on title.

6.3	Permitted Encumbrances. The term “Permitted Encumbrances” means:

(a)	lessor’s royalties, non-participating royalties, overriding royalties, division orders, sales, gathering, transportation and transportation-related services contracts containing customary terms and provisions, reversionary interests, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest in any Well to an amount less than the Net Revenue Interest set forth on Exhibit “A”, or increase the Working Interest of any Well from that set forth in Exhibit “A” without a corresponding increase in the Net Revenue Interest;

(b)	the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including, without limitation, any liens or security interests created by law or reserved in oil and gas leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents identified in, and all other matters described or referred to in, any of the Exhibits and Schedules hereto, or that otherwise create or reserve to Seller its interest in the Assets or any of them;

(c)	liens for taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;

(d)	preferential rights to purchase and required non-governmental third party consents to assignments and similar agreements identified in Schedule 5.1(k) or otherwise with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(e)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(f)	Title Defects or other deficiencies or irregularities waived by Buyer in writing or not asserted on or before the expiration of the Examination Period;

(g)	easements, rights-of way, servitudes, permits, surface leases, defects, irregularities, burdens, encumbrances, deficiencies in title and other rights, to the extent they do not materially interfere with the value of the Assets or the operation or use of the Assets as currently conducted by Seller;

(h)	all laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets, including, without limitation, rules and regulations governing production rates and allowables;

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(i)	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens which have expired as a matter of law or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(j)	any other lien, claim, charge, encumbrance, contract, agreement, instrument, obligation, defect, or irregularity affecting the Assets relating to obligations not yet in default, which does not interfere materially with the value or the use of the Assets, as currently used by Seller, does not materially prevent Buyer from receiving the proceeds of production from the Assets, does not reduce the Net Revenue Interest of any of the Wells to less than the Net Revenue Interest set forth on Exhibit “A” and does not obligate Buyer to bear costs and expenses relating to the maintenance, development and operation of any of the Wells in any amount greater than the Working Interest set forth on Exhibit “A” (unless the Net Revenue Interest for such Well is greater than the Net Revenue Interest set forth in Exhibit “A” in the same proportion as any increase in such Working Interest), but specifically excluding any mortgage, deed of trust or other lien with respect to indebtedness for borrowed money or other financings.

6.4	Notice of Title Defects; Title Defect Valuation.

(a)	If Buyer discovers any Title Defect affecting an Asset, Buyer shall promptly notify Seller of such alleged Title Defect. To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in sufficient, specific detail (including any alleged variance in the Net Revenue Interest or Working Interest), (iv) identify the specific Asset or Assets affected by such Title Defect, (v) contain copies of all data, title opinions and other documents and information in Buyer’s possession or control bearing upon or relating to the alleged Title Defect and its determination of the Title Defect Value, and (vi) include the Title Defect Value, as reasonably determined by Buyer acting in good faith.

(b)	The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a lien upon an Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Net Revenue Interest attributable to a Well is less than that stated in Exhibit “A”, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest applicable thereto set forth in Exhibit “A” and the actual Net Revenue Interest, and the denominator of which is the applicable Net Revenue Interest stated in Exhibit “A”.

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(iii)	If the Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest) and for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, and the potential discounted economic effect of the Title Defect over the life of the affected Asset.

(iv)	If a Title Defect is not in effect or does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Wells, Leases and other Assets affected thereby; nor shall a Title Defect Value ever be determined to exceed the amount deposited in the Escrow Account attributable to said Title Defect or alleged Title Defect, pursuant to Section 6.5 (b) of this Agreement.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

6.5	Remedies for Title Defects. Subject to Sections 6.7 and 6.8, the following shall be Buyer’s sole and exclusive remedy with respect to Title Defects:

(a)	Upon the receipt of a Title Defect Notice from Buyer asserting an alleged Title Defect, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.

(b)	With respect to each alleged Title Defect that is not reasonably cured on or before the Closing, an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to the Escrow Agent for deposit in the Escrow Account and Seller shall, subject to the further provisions hereof, have up to sixty (60) days following the Closing Date to attempt to cure such Title Defect; provided, that, if the parties have not agreed upon the validity of an alleged Title Defect, or the Title Defect Value attributable thereto, the amount so deposited in the Escrow Account for such alleged Title Defect shall be that reasonably determined by Buyer acting in good faith. If Seller reasonably cures the Title Defect within such sixty-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the Title Defect Value, together with any interest earned on such amount. If Seller does not reasonably cure the Title Defect within the allotted period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Title Defect Value, as finally determined,

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together with any interest earned on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Title Defect Value. To the extent that there is any remaining balance in the Escrow Account with respect to one or more Title Defects, such balance, including any interest earned on such balance, will be paid to Seller.

(c)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of an asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, or (ii) upon whether a Title Defect has been reasonably cured, then either party shall have the right to elect by written notice, delivered before or after Closing, to have the validity of such Title Defect, such Title Defect Value or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Title Defect. To the extent the Independent Expert is determining the validity of a Title Defect, Seller shall have sixty (60) days from the date the Independent Expert determines that a Title Defect exists to cure such Title Defect.

(d)	Any Title Defect cured by Seller or for which Buyer receives a Purchase Price adjustment or payment pursuant to this Section 6.5, shall constitute a Permitted Encumbrance hereunder and under the Assignment.

6.6	Title Benefits.

(a)	Subject to Section 6.7, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits in an amount (the “Title Benefit Value”) mutually agreed upon by the parties determined in accordance with the criteria set forth in the definition of the term Title Defect Value. The term “Title Benefit” shall mean Seller’s Net Revenue Interest in any Well that is greater than the Net Revenue Interest set forth in Exhibit “A”, or Seller’s Working Interest in any Well is less than the Working Interest set forth in Exhibit “A” (without a proportionate decrease in the Net Revenue Interest). Notwithstanding anything herein to the contrary, Buyer shall not have any responsibility for identifying or disclosing to Seller any Title Benefits.

(b)	If with respect to an asserted Title Benefit the parties have not agreed on the validity of the Title Benefit or the Title Benefit Value attributable thereto on or before Closing, Seller or Buyer shall have the right to elect by written notice to the other party to have the validity of the Title Benefit and/or the Title Benefit Value determined by an Independent Expert pursuant to Section 8. If the validity of the Title Benefit and/or the Title Benefit Value is not determined pursuant to this Agreement by the Closing, the Purchase Price paid at Closing shall be increased, subject to Section 6.7, by the Title Benefit Value determined by Seller, acting reasonably and in good faith, such amount shall be deposited in the Escrow Account at Closing, and upon the final determination of the Title Benefit Value (i) the Escrow Agent

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shall refund to Buyer the amount, if any, by which the amount so paid by Buyer at Closing exceeds such Title Benefit Value and (ii) the Escrow Agent shall pay to Seller the amount, if any, of such Title Benefit Value. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Benefit that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Title Benefit.

6.7	Limitation of Remedies for Title Defects; Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, if (a) the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, does not exceed $25,000, then no claim or adjustment to the Purchase Price shall be made for such Title Defect or Title Benefit, (b) if the aggregate net value of all uncured Title Defects and Title Benefits exceeding $25,000 does not exceed One Million and No/100 Dollars ($1,000,000.00) (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate net value of all uncured Title Defects and Title Benefits exceeds One Million and No/100 Dollars ($1,000,000.00) (prior to any adjustments thereto), then the Purchase Price shall only be adjusted by the amount of such excess.

6.8	Termination. Notwithstanding anything to the contrary herein, if on the Closing Date the aggregate Title Defect Values, as finally determined, for all uncured Title Defects (net of Title Benefits) exceeding $25,000 and not waived by Buyer exceeds an amount equal to twenty percent (20%) of the Purchase Price (prior to any adjustments thereto), then either Buyer or Seller shall have the option to terminate this Agreement, without any liability, upon written notice to the other party. If either party exercises its option to terminate this Agreement pursuant to this Section 6.8, this Agreement shall become void and have no effect, the Deposit shall be returned to the Buyer as provided in Section 10.3 and neither party shall have any further right or duty to or claim against the other party under this Agreement.

7.	ENVIRONMENTAL MATTERS

7.1	Environmental Review.

(a)	Buyer shall have the right to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). Seller shall provide Buyer such access as it may reasonably request to the Leases, Units and Wells (if operated by Seller) and the non-privileged environmental data in Seller’s files for the Assets. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such environmental information, and Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(b)	The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review conducted at or upon the Leases, Units and Wells shall be limited

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to that mutually agreed in writing by Buyer and Seller (acting reasonably) prior to commencement thereof and shall not include any intrusive test or procedure without the prior written consent of Seller. Buyer shall (i) consult with Seller before conducting any work comprising such Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s operations, and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Authority. Buyer shall be solely responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such third party consent. Seller shall have the right to have a representative or representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not less than 24 hours before any visits by Buyer to the Assets. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, regardless of the sole, joint, concurrent or comparative negligence (but not any Seller Party’s gross negligence or willful misconduct), strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of a Seller Party or any other person or party.

(c)	Unless otherwise required by applicable law, Buyer shall treat all matters revealed by Buyer’s Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and Buyer shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller except as hereafter provided. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 7.1(c). If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by a court or other Governmental Authority, Buyer shall provide Seller with prompt notice prior to any such disclosure, to the extent possible, so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller. Upon request Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 7.1(c) shall survive any such termination of this Agreement, notwithstanding anything to the contrary.

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7.2	Environmental Definitions.

(a)	The term “Environmental Defect” shall mean, with respect to any given Asset, a material violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located; provided, that, the term Environmental Defect shall not include (i) violations related to the presence or existence of asbestos-containing materials or lead-based paints being used for their intended purpose and in a manner consistent with typical industry operations and (ii) violations related to naturally occurring radioactive material (“NORM”) being used for their intended purpose and in a manner consistent with typical industry operations.

(b)	The term “Governmental Authority” shall mean any tribal authority, the United States and any state, county, city and political subdivisions that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

(c)	The term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable final, non-appealable court decisions or administrative orders.

(d)	The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including without limitation monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available. In no event shall the Environmental Defect Value exceed the Allocated Value of the Asset(s) affected thereby.

7.3	Notice of Environmental Defects. If Buyer discovers any alleged Environmental Defect affecting the Assets, Buyer shall promptly notify Seller of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (a) be in writing, (b) be received by Seller prior to the expiration of the Examination Period, (c) describe the Environmental Defect in sufficient, specific detail, including (i) the written conclusion of Buyer that an Environmental Defect exists, which conclusion shall be reasonably substantiated by the factual data gathered in Buyer’s Environmental Review, and (ii) a separate specific citation of the provisions of Environmental Laws alleged to be violated and the related facts that substantiate such violation, (d) identify the specific Assets affected by such Environmental Defect, including, without limitation, a site plan showing the location of all sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain-of-custody documentation and laboratory reports, (e) the procedures recommended to correct the Environmental Defect and (f) Buyer’s reasonable good faith estimate of the Environmental Defect Value, including, without limitation, the basis for such estimate, for which Buyer would agree to adjust the Purchase Price in order to

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accept such Environmental Defect if Seller elected Section 7.4(b) as the remedy therefor. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall, subject to Section 3.3(b), be deemed to have been waived by Buyer for all purposes and constitute an assumed obligation of Buyer at Closing.

7.4	Remedies for Environmental Defects. Subject to Sections 7.5 and 7.6, the following shall be Buyer’s sole and exclusive remedy with respect to alleged Environmental Defects:

(a)	Upon the receipt of an Environmental Defect Notice from Buyer asserting an alleged Environmental Defect, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

(b)	With respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing, an amount equal to the Environmental Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to the Escrow Agent for deposit in the Escrow Account and Seller shall have up to sixty (60) days following the Closing Date to attempt to cure such Environmental Defect; provided, that, if the parties have not agreed upon the validity of the alleged Environmental Defect, or the Environmental Defect Value attributable thereto, the amount so deposited for such alleged Environmental Defect shall be that reasonably determined by Buyer acting in good faith. If Seller reasonably cures the Environmental Defect within such sixty-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any interest earned on such amount. If Seller does not cure the Environmental Defect within such sixty-day period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any interest earned on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Environmental Defect Value.

(c)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of any asserted Environmental Defect, or if the parties have not agreed on the Environmental Defect Value therefor, or (ii) upon whether an alleged Environmental Defect has been reasonably cured, then either party by written notice to the other party, delivered before or after Closing, shall have the right to elect to have the validity of the asserted Environmental Defect, the Environmental Defect Value for such Environmental Defect, or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to an Environmental Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Environmental Defect. Notwithstanding anything

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contained herein to the contrary, in no event shall the Environmental Defect Value be determined to exceed the amount deposited in the Escrow Account attributable to said alleged Environmental Defect, pursuant to Section 7.4 (b) of this Agreement. To the extent the Independent Expert is determining the validity of an Environmental Defect, Seller shall have sixty (60) days from the date the Independent Expert determines that an Environmental Defect exists to cure such Environmental Defect.

7.5	Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Environmental Defect Value for a given Environmental Defect does not exceed $25,000, then no adjustment to the Purchase Price shall be made for such Environmental Defect, (b) if the aggregate of all Environmental Defect Values exceeding $25,000 for uncured Environmental Defects not waived by Buyer does not exceed $1,000,000.00 (prior to any adjustments thereto), then no adjustment of the Purchase Price shall be made therefor, and (c) if the aggregate of all Environmental Defect Values exceeding $25,000 for uncured Environmental Defects not waived by Buyer exceeds One Million and No/100 Dollars ($1,000,000.00) (prior to any adjustments thereto), then the Purchase Price shall only be reduced by the amount of such excess.

7.6	Termination. Notwithstanding anything to the contrary herein, if on the Closing Date the aggregate of all Environmental Defect Values exceeding $25,000 for all uncured Environmental Defects not waived by Buyer exceeds an amount equal to twenty percent (20%) of the Purchase Price (prior to any adjustments thereto), then either Seller or Buyer shall be entitled to terminate this Agreement, without any liability, upon written notice to the other party. If either party exercises its option to terminate this Agreement pursuant to this Section 7.6, the Agreement shall become void and have no effect, the Deposit shall be returned to Buyer as provided in Section 10.3, and neither party shall have any further right or duty to or claim against the other party under this Agreement.

7.7	Post-Closing Environmental Indemnification by Buyer. Subject to Section 3.3(b), Buyer shall, with respect to the Assets and without regard to whether same arise or occur prior to or after the Effective Time, assume and indemnify, defend and hold Seller Parties harmless from and against any and all Claims caused by, resulting from, or relating or incidental to all matters affecting health, safety and the environment, including without limitation Claims relating to:

(a)	environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, drilling fluid and other chemicals, brine, produced water, NORM or any other substance, and other violation of Environmental Laws;

(b)	underground injection activities and waste disposal;

(c)	clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(d)	failure to comply with applicable land use, surface disturbance, licensing or notification requirements;

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(e)	disposal of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; and

(f)	non-compliance with environmental or land use rules, regulations, demands or orders of appropriate Governmental Authorities,

regardless of the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party.

7.8	Condition of the Assets and Specific Buyer Indemnification with respect to NORM and other Hazardous Substances. Buyer specifically assumes the risk of the condition of the Assets and shall inspect the Assets prior to Closing, or hereby expressly waives such right, if not exercised. Buyer stipulates that any such inspection, if made, shall cover but not be limited to the physical and environmental condition, both surface and subsurface, of the Assets. It is expressly recognized by Buyer that the lands, along with the facilities and equipment located thereon, having been used in connection with oil, gas and water production, treatment, storage and disposal activities, and may contain NORM, asbestos and other hazardous substances as a result of these operations. The generation, formation, or presence of NORM, asbestos or other hazardous substances in or on the Assets shall be the sole responsibility of Buyer, and Buyer and all future assignees and successors of Buyer shall defend, indemnify and hold Seller Parties harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to, the presence of NORM, asbestos or other hazardous substances, without regard to whether such NORM, asbestos or other hazardous substance was in place before or after the Effective Time, and regardless of the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), breach of contract, breach of warranty, strict liability, regulatory liability, statutory liability, or other fault or responsibility of Seller or any other person or party.

7.9	Waiver. Buyer, with and upon Closing, waives for all purposes all objections associated with the environmental, physical and other condition of the Assets, unless raised by proper notice within the applicable time period set forth in Section 7, and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims they may have against the Seller Parties associated therewith.

8.	INDEPENDENT EXPERTS

8.1	Selection of Independent Experts. Any disputes regarding Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, any other matter for which Buyer or Seller is indemnified hereunder, and the calculation of the Final Settlement Statement, or revisions thereto, may, as herein provided, be submitted by a party, with written notice to the other party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert for each matter

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shall be such person as Buyer and Seller mutually agree upon following the date of this Agreement, but not later than April 1, 2005. In the event the parties are unable to mutually agree upon an Independent Expert with respect to title matters, environmental matters or other matters by the specified date, then in each such case where agreement is not reached, each of Buyer and Seller shall designate a person as its Independent Expert for such matter and the two designated persons shall together select a third person to serve as the Independent Expert with respect to the particular matter. Each party shall bear its own costs and expenses incurred in connection with any such proceeding, and one-half (1/2) of the costs and expenses of the Independent Expert.

8.2	Procedures. Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the rules and procedures for non-administered arbitration set forth in the commercial arbitration rules of the AAA. The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within thirty (30) days for Title Defects or Title Benefits and within ninety (90) days for Environmental Defects. The decision and award of the Independent Expert shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

8.3	Location of Proceeding. All proceedings under this Section 8 shall be conducted in Shreveport, Louisiana, or such other mutually agreed location.

9.	ADDITIONAL COVENANTS AND PRE-CLOSING ACTIONS

9.1	Operations Prior to Closing. After the date of this Agreement and prior to the Closing, as to any of the Assets operated by Seller, Seller shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement. During the period from the Effective Time until Closing, Seller shall have no liability to Buyer for Claims sustained or liabilities incurred with respect to the Assets, regardless of the sole, joint, concurrent or comparative negligence (but not Seller’s gross negligence or willful misconduct), strict liability, regulatory liability, statutory liability, breach of contract, breach of warranty, or other fault or responsibility of Seller or any other person or party. After the date hereof and prior to Closing, Seller may (without Buyer’s consent) enter into agreements or transactions in relation to the Assets which (a) are set out on Schedule 5.1 (n), (b) individually involve a fair market value of less than twenty five thousand dollars ($25,000.00), or (c) are entered into in the ordinary course of business, consistent with past practices. With Closing, Seller is relieved of and shall not be obligated for any expenditures after the Effective Time, and shall recover any charges and expenses as part of the Closing Statement and Final Settlement Statement adjustments, as appropriate. Except with respect to those matters described above, if any material expenditure for purposes other than day-to-day operations is proposed or contemplated, Seller shall submit such proposal to Buyer in writing for concurrence with Seller’s recommendation. Buyer will make any required election under its independent evaluation and shall assume the cost and risk of any consequences which arise as a result of Buyer’s election to participate or Buyer’s

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failure to timely elect or election to not participate in or not approve an operation and not pay such expenditure, without regard to whether Closing occurs. Additionally, after the signing of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications to the Assets, and incur any related expenditure deemed necessary by Seller, to prevent or react to an emergency or environmental incident, or to preserve or maintain any Lease, in whole or in part. With regard to the preceding sentence, Seller shall have the right to cause or effect such expenditure or action with or without Buyer’s approval, and recover such costs in the Closing Statement or Final Settlement Statement adjustments, as appropriate.

9.2	Preferential Rights to Purchase.

(a)	Notice. Seller shall use the Allocated Values set forth on Schedule 2.3 to provide any required Preferential Right notifications.

(b)	Third Party Exercise. If a third party gives valid notice of its exercise of a Preferential Right to acquire any of the Assets (“Preferential Right Asset”), the Preferential Right Asset will not be sold to Buyer and the Purchase Price will be adjusted by the Allocated Value of the affected Assets. If Buyer has allocated a positive Allocated Value to the Preferential Right Asset, the Purchase Price will be reduced by the dollar amount of the positive allocation. If Buyer has allocated a negative Allocated Value to the Preferential Right Asset, the Purchase Price will be increased by the absolute value of the negative allocation. Buyer remains obligated to purchase the remainder of the Assets not affected by exercised Preferential Rights without reduction to the Purchase Price.

(c)	Termination. Notwithstanding anything to the contrary herein, if on the Closing Date the aggregate Allocated Value of all Preferential Right Assets exceeds an amount equal to twenty percent (20%) of the Purchase Price (prior to any adjustments thereto), then Buyer shall be entitled to terminate this Agreement, without any liability, upon written notice to Seller. If Buyer exercises its option to terminate this Agreement pursuant to this Section 9.2(c), the Agreement shall become void and have no effect, the Deposit shall be returned to Buyer as provided in Section 10.3, and neither party shall have any further right or duty to or claim against the other party under this Agreement.

(d)	Third Party Failure to Purchase. If a third party gives notice of its intent to exercise a Preferential Right to acquire any of the Assets, but does not close the purchase for any reason either before or within a reasonable time after Closing, then there shall promptly be an additional Closing between Seller and Buyer for such portion of the Assets pursuant to the terms of this Agreement, by which Seller will transfer the affected portion of the Assets to Buyer and Buyer will pay Seller that portion of the Purchase Price attributable thereto (or in the case of a negative allocation, Seller will refund the absolute value of the negative amount to Buyer).

9.3	Successor Operator. Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the Assets

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or portions thereof which Seller may presently operate, since same may be subject to unit, pooling, communitization or operating agreements or other agreements which control the appointment of a successor operator. Seller agrees, however, that, where it will, in the opinion of Seller, facilitate the appointment of a successor operator, it will, in a prudent manner, resign as operator of the Assets it operates before or after Closing.

9.4	Antitrust Laws. If compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), is required in connection with the transaction contemplated by this Agreement, as promptly as possible both parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each party shall take all reasonable steps to achieve early termination of applicable waiting periods.

9.5	Access to Records. After the Closing, Seller shall make available to Buyer upon reasonable request all non-privileged business records and files, which have not previously been provided to Buyer, with respect to the Assets, and Buyer, at its expense, shall have the right to make copies of any such records and files.

10.	CLOSING, TERMINATION AND FINAL ADJUSTMENTS

10.1	Conditions Precedent. Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following:

(a)	The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date, as though made on and as of such date, except that representations which by their terms are made as of a specified date shall be true and correct as of the date so specified.

(ii)	Buyer shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

(iv)	All Consents shall have been made, obtained or waived, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required.

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(v)	All Preferential Rights shall have been waived, exercised, or the time period in which to exercise expired without exercise.

(vi)	Buyer shall have delivered to Seller either: (A) copies of any bonds covering the Assets required under any laws, rules or regulations of any federal, state or local Governmental Authority having jurisdiction over the Assets, issued by corporate sureties reasonably satisfactory to Seller; or (B) a commitment by a surety company, satisfactory to Seller, to issue such bonds upon Closing; and (C) copies of all other necessary or appropriate consents, permits, insurance, approvals, authorizations and similar items required of Buyer to purchase, receive, own and operate the Assets as of the Closing Date and to otherwise transact business in the applicable jurisdiction(s).

(b)	The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date, as though made on and as of such date, except representations that by their terms are made as of a specified date shall be true and correct as of the date so specified.

(ii)	Seller shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

(iv)	All Consents shall have been made, obtained or waived, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required.

(c)	The obligations of Buyer and Seller to consummate the transactions provided for herein are subject to all applicable waiting periods under the HSR and the rules and regulation of the Federal Trade Commission and the Department of Justice having first expired or been terminated.

10.2	Closing. The closing of the transactions contemplated herein and the transfer of the Assets (“Closing”) shall occur on May 12, 2005 at Seller’s office, located at 333 Texas Street, Suite 1175, Shreveport, Louisiana, 71101 at 10:00 a.m., local time, or on such other date or time, or at such other place, as Seller and Buyer may agree in writing (the “Closing Date”). At Closing, the following shall occur:

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(a)	Buyer and Seller shall execute and acknowledge an Assignment and Bill of Sale in substantially the form of Exhibit “C”;

(b)	Buyer and Seller shall execute and acknowledge, if appropriate, any such other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation and to the extent required, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(c)	To the extent permitted by law or contract, Seller and Buyer shall execute and deliver at Closing the requisite number of change of operator forms or other designation of operator forms and any other necessary forms as may be required by any Governmental Authority;

(d)	At the Closing, upon and against delivery of the Assignment and other instruments described in this Section 10.2:

(i)	if the Deposit exceeds the Indemnity Amount, Buyer will direct the Escrow Agent in writing to transfer to Seller out of the Escrow Account the Deposit Disbursement Amount;

(ii)	if the Deposit is less than the Indemnity Amount, Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, an amount equal to the difference between the Indemnity Amount and the Deposit;

(iii)	Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Title Defect Values for any uncured Title Defects as provided in Section 6.5;

(iv)	Buyer shall pay to the Escrow Agent, for deposit in the Escrow Account, the amount of any Title Benefit as provided in Section 6.6;

(v)	Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Environmental Defect Values for any uncured Environmental Defects as provided in Section 7.4; and

(vi)	Buyer shall pay the Adjusted Purchase Price, less the amounts paid by Buyer to the Escrow Agent pursuant to Sections 10.2(d)(ii), 10.2(d)(iii) and 10.2(d)(v), if any, to Seller by bank wire, as designated in advance by Seller under Section 2.2.

(e)	On or before Closing, Seller shall, where Buyer is to become operator, supply Buyer with an appropriate governmental form as required by the governmental agency, board or commission having jurisdiction and authority to change the name of operator from Seller to Buyer, for each Seller-operated Well (whether dry, inactive, injector or producing), Lease or any other well or facility or Personal Property, as may be required or

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defined by said agency, board or commission located on the premises that form a part of the subject matter of this Agreement. All such forms shall be executed by Buyer and/or Seller as may be required prior to or during Closing. Buyer shall be solely responsible for any fee as may be required by such governmental agency, board or commission and, at the parties’ option, shall either deliver its check payable to the governmental agency, board or commission to Seller at Closing or credit this fee amount to Seller in the Final Settlement Statement. Seller shall mail the completed form and fee to the proper governmental agency, board or commission after Closing;

(f)	Immediately after Closing, Buyer shall notify all pertinent operators, non-operators, oil or gas purchasers, governmental agencies and royalty owners that it has purchased the Assets, and the Effective Time of such acquisition.

10.3	Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Buyer or Seller in accordance with Section 6.8, Section 7.6 or Section 12.3 or Buyer in accordance with Section 9.2(c);

(b)	By Buyer or Seller if the aggregate value of (i) all Title Defect Values, as finally determined, for all uncured Title Defects exceeding $25,000 and not waived by Buyer net of all Title Benefits exceeding $25,000 and (ii) all Environmental Defect Values, as finally determined, for all uncured Environment Defects exceeding $25,000 and not waived by Buyer exceeds twenty-five percent of the Purchase Price (prior to any adjustments thereto);

(c)	By Seller if any condition set forth in Section 10.1(a) has not been satisfied or waived by Seller by the Closing Date;

(d)	By Buyer if any condition set forth in Section 10.1(b) has not been satisfied or waived by Buyer by the Closing Date;

(e)	By mutual written agreement of Buyer and Seller; or

(f)	By Buyer or Seller if the condition set forth in Section 10.1(c) has not been satisfied by the Closing Date.

If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, the Deposit shall, except as otherwise provided herein, be disbursed from the Escrow Account to Seller, which shall be Seller’s sole remedy hereunder. Notwithstanding the foregoing, if this Agreement is terminated by either Buyer or Seller under Section 10.3(a), Section 10.3 (b) or Section 10.3(f), by Buyer under Section 10.3(d) or by mutual agreement of Buyer and Seller under Section 10.3(e), the Deposit shall be disbursed from the Escrow Account to Buyer, and neither party shall have any further liability whatsoever to the other party pursuant to this Agreement.

10.4	Final Adjustments. Within one hundred twenty (120) days after the date of Closing, Buyer shall prepare, in consultation with Seller, a Final Settlement Statement,

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acting reasonably and in good faith (the “Final Settlement Statement”), setting forth (i) the final adjustments to the Purchase Price provided in Section 2.4 and (ii) any other adjustments arising pursuant to this Agreement. Seller may set off any resulting amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement. Buyer shall submit the Final Settlement Statement to Seller, along with copies of third party vendor invoices in excess of $10,000.00 each, or other evidence of expenses agreed to by Buyer and Seller. Seller shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If Seller does not respond to the Final Settlement Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Seller and final and binding between the parties. After approval of the Final Settlement Statement, Buyer will send a check or invoice to Seller for the net amount. If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Seller’s written objection to the Final Settlement Statement submitted by Buyer, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty-day period and either party may submit such disagreement to an Independent Expert selected in the manner provided in Section 8 for resolution.

10.5	Escrow Account. Within ten days after the Claim Period Termination Date, Buyer shall prepare, in consultation with Seller, a reconciliation statement for the Escrow Account, acting reasonably and in good faith (the “Escrow Reconciliation Statement”), setting forth (i) a reconciliation of the amount paid to the Escrow Agent pursuant to Section 10.2(d)(ii), if any, and amounts disbursed to Buyer by the Escrow Agent as provided in Section 3.3, (ii) a summary of the resolution of any Title Defects or Environmental Defects not cured, and Title Benefits not agreed to, prior to Closing and a reconciliation of all amounts paid to the Escrow Agent pursuant to Sections 10.2(d)(iii), 10.2(d)(iv) or 10.2(d)(v) and disbursed to Buyer or Seller by the Escrow Agent as provided in Sections 6.5(b), 6.6(b) and 7.4(b) and (iii) the amount, if any, Buyer believes is payable to it from the Escrow Account. Buyer shall submit the Escrow Reconciliation Statement to Seller. Seller shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Escrow Reconciliation Statement. If Seller does not respond to the Escrow Reconciliation Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Seller and final and binding between the parties. After approval of the Escrow Reconciliation Statement, Buyer and Seller will direct the Escrow Agent to disburse to the Buyer the amount to which Buyer is entitled to hereunder and all remaining amounts in the Escrow Account will be disbursed to Seller. If Buyer and Seller are unable to agree to a final Escrow Reconciliation Statement within thirty (30) days after Seller’s written objection to the Escrow Reconciliation Statement submitted by Buyer, amounts which are not in dispute shall be disbursed by the Escrow Agent to Buyer or Seller, as the case may be, at the expiration of such thirty-day period and either party may submit the disagreement to an Independent Expert selected in the manner provided in Section 8 for resolution.

11.	DISPUTES

11.1	Arbitration. In case of a dispute, controversy or Claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its existence,

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formation, validity or termination, but excluding any matters as to which an Independent Expert has been selected, Seller and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each such Claim within sixty (60) days of receipt of notice of such Claim. If the applicable parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties.

If no such agreement can be reached after good faith negotiation lasting not longer than sixty (60) days after the receipt of notice of such claim, any of the applicable parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Arbitration shall be administered by AAA and shall be conducted by one neutral arbitrator selected jointly by Seller and Buyer from a list of arbitrators provided by the AAA having experience in the area of oil and gas asset acquisitions. If the parties are unable or fail to agree upon an arbitrator, the arbitrator shall be selected by the AAA. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by arbitration and shall be governed by the Federal Rules of Civil Procedure. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. The award by the arbitrator shall be in writing, shall be signed by the arbitrator and shall include a statement of written findings of fact and conclusions regarding the reasons for the disposition of any claim.

Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Shreveport, Louisiana under the Commercial Arbitration Rules then in effect of the AAA. The arbitrator shall designate which party is the prevailing party in the dispute, taking into account, among other factors, the amount in dispute and the amount of the award. The non-prevailing party shall pay all costs and fees associated with the arbitration. In the event there is no prevailing party, then the parties shall share costs and fees equally. “Costs and fees” for purposes of this subsection mean all reasonable pre-award expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out of pocket expenses such as copying and telephone, witness fees and reasonable attorneys’ fees.

By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request of such provisional remedies by a party to a court shall not be deemed a waiver of the agreement to arbitrate.

12.	MISCELLANEOUS

12.1	Oil, Gas and End Product Imbalances. Regardless of whether Seller is overproduced or underproduced as to its share of total oil, condensate, gas or end product production, any balancing obligation or credit arising from such over or

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underproduction, and any pipeline imbalance, in each case determined as of the Effective Time (an “Imbalance”) shall transfer to Buyer as of the Effective Time, and Seller shall have no further liability therefor nor benefit therefrom (whichever the case may be) as of the Effective Time. If Seller is a party to a gas balancing agreement(s) or other reconciliation obligations pursuant to any commingling authority covering all or a portion of the Assets, Buyer shall assume all rights and duties of Seller pursuant thereto. If any of the Assets are not covered by a gas balancing agreement or other reconciliation obligations pursuant to any commingling authority, Buyer shall fulfill its obligations under this provision in accordance with applicable law. Buyer agrees to indemnify, defend and hold Seller and Seller Parties harmless against any and all Claims arising directly or indirectly out of Buyer’s failure to fulfill its obligation under this provision. The Purchase Price will not be adjusted for Imbalances. To Seller’s Knowledge, Schedule 12.1 contains a complete and accurate list of all Imbalances as of the date hereof.

12.2	Insurance. With regard to any Seller-operated properties:

(a)	Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by Seller for itself and, if applicable, its subsidiaries and affiliates (such policies are herein called “Seller Policies”).

(b)	Seller and Buyer agree that, as of the Closing Date, all of the Seller Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Seller Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(c)	In the event that any Claim is hereafter made under or with respect to any of the Seller Policies by or through Buyer or any person subrogated to its rights, Buyer shall indemnify and defend Seller and Seller Parties against and shall hold them harmless from such Claim and all costs and expenses (including without limitation attorneys’ fees and court costs) related thereto.

12.3	Casualty Loss of Assets. If, prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, Seller may repair the damage at its cost or, at its sole option, either reduce the Purchase Price by the amount of the damage or withdraw the damaged Asset from the sale and reduce the Purchase Price by the undamaged value thereof. Should Buyer and Seller not agree as to the amount of such price reduction or if the amount of the damage exceeds twenty percent (20%) of the Purchase Price, this Agreement may be terminated by either party. The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, reservoir changes, or downhole failure (including, without limitation, failure arising or occurring during drilling or completing operations, junked or lost holes or sidetracking or deviating a well); and (c) exceeds Twenty-Five Thousand Dollars ($25,000) in value.

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12.4	Records. Seller shall deliver to Buyer at Closing or within a reasonable period thereafter the Records, except to the extent constituting Excluded Assets. For so long as Buyer retains the Records consistent with its regular business practices, Seller may request and Buyer shall not unreasonably deny access to the Records by Seller or its authorized representatives during Buyer’s normal business hours for the purpose of reviewing and/or copying the Records at Seller’s sole cost, risk, and expense.

12.5	Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld.

12.6	Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns; and any such transfer, assignment, sublease or delegation without Seller’s consent shall be null and void, ab initio. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment, until expressly released by Seller in writing.

12.7	Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and not for the benefit of third parties.

12.8	Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:

EnSight Energy Partners, LP	Comstock Oil & Gas, LP
333 Texas Street, Suite 1175	5300 Town & Country Blvd., Suite 500
Shreveport, Louisiana 71101	Frisco, Texas 75034
Attention: George A. Baldwin, Jr.	Attention: R. Gray Powers
Telephone No.: (318) 429-2220	Telephone No.: (972) 668-8880
Fax No.: (318) 429-2229	Fax No.: (972) 668-8882

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile

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(confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

12.9	Governing Law. This Agreement shall be governed by the laws of the State of Louisiana without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Louisiana, without giving effect to the principles of conflict of laws.

12.10	Confidentiality. Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with Seller a third party beneficiary of any privilege held by Buyer. Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Buyer. Notwithstanding the provisions of Section 12.7, nothing in this Section and this Agreement shall have the effect, prior to Closing, of terminating, modifying or superseding that certain Confidentiality Agreement dated January 31, 2005 between Buyer and EnSight Energy Partners, LP.

12.11	Survival of Certain Obligations. Except as expressly provided otherwise in this Agreement, the representations and warranties of each party set forth in this Agreement shall terminate one (1) year following the Closing Date; and no action may be commenced either in court or disputes brought to arbitration based on a party’s breach or alleged breach of those representations and warranties following such date. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, representations, warranties and continuing obligations of each party, and all obligations of either party for indemnity and defense contained in this Agreement shall survive the execution and delivery of the Assignment and the Closing.

12.12	Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

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12.13	Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

12.14	Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

12.15	Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

12.16	Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

12.17	Removal of Signs and Markers. Seller may either remove its name and signs from the Seller-operated Wells, facilities and Personal Property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be operator and Buyer has become operator, Buyer shall (a) remove any remaining signs and references to Seller within forty-five (45) days after Seller ceases to be operator or such earlier time as may be required by applicable regulations, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates, and (c) notify Seller of the removal and installation, Seller reserves a right of access to the Assets after it ceases to be operator to remove its signs and name from all Wells, facilities and Personal Property, or to conform that Buyer has done so for the Assets operated by Buyer.

12.18	CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY

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(STATUTORY OR OTHERWISE), OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

12.19	Waiver of Certain Damages; Limitation on Seller’s Indemnity. Each party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 12.19 does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Deposit pursuant to the provisions of Section 10.3.

12.20	Limited Participation of EnSight Energy Management, LLC. EnSight Energy Management, LLC (“EEM”) appears and participates in this transaction as a Seller for the limited purpose of transferring any interest it has or might have in and to the Assets. It is specifically noted and agreed by the parties hereto that EEM has acted as an operator of some of the Assets and in such capacity may have acquired an interest or other right in and to the Assets or portions thereof. The transfer by EEM provided for herein is for convenience only. EEM does not make any representation or warranty, either express or implied, and hereby expressly excludes same. It is specifically agreed that EEM shall not have and is expressly relieved of any responsibility or liability associated with this Agreement and/or the transfer of the Assets unto Buyer. The obligations of the other selling parties included in this Agreement remain applicable and unaffected by the limitations included herein.

[signature page to follow]

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EXECUTED as of the date first above written.

ENSIGHT ENERGY PARTNERS, LP

By:	EnSight Energy Management, LLC,
general partner of EnSight Energy Partners, LP

By:	/s/ GEORGE A. BALDWIN, JR.

Name:	George A. Baldwin, Jr.
Title:	President of EnSight Energy Management, LLC

ENSIGHT LAUREL PRODUCTION, LLC
By:	EnSight Energy Partners, LP,
sole member
By:	EnSight Energy Management, LLC,
general partner of EnSight Energy Partners, LP

By:	/s/ GEORGE A. BALDWIN, JR.

Name:	George A. Baldwin, Jr.
Title:	President of EnSight Energy Management, LLC

FAIRFIELD MIDSTREAM SERVICES, LLC
By:	EnSight Energy Partners, LP,
sole member
By:	EnSight Energy Management, LLC,
general partner of EnSight Energy Partners, LP

By:	/s/ GEORGE A. BALDWIN, JR.

Name:	George A. Baldwin, Jr.
Title:	President of EnSight Energy Management, LLC

ENSIGHT ENERGY MANAGEMENT, LLC

By:	/s/ GEORGE A. BALDWIN, JR.

Name:	George A. Baldwin, Jr.
Title:	President of EnSight Energy Management, LLC

COMSTOCK OIL & GAS, LP
By:	Comstock Oil & Gas GP, LLC,
general partner
By:	Comstock Resources, Inc.,
sole member

By:	/s/ ROLAND O. BURNS

Name:	Roland O. Burns
Title:	Senior Vice President and Chief Financial Officer

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